EXHIBIT 99.1

FOR IMMEDIATE RELEASE

REGENERON’S VEGF TRAP DEMONSTRATES POSITIVE
PRELIMINARY RESULTS FROM SINGLE-AGENT PHASE 1 TRIAL
IN PATIENTS WITH ADVANCED CANCER

Results Presented at ASCO Annual Meeting on May 16, 2005

Tarrytown, New York (May 16, 2005) – Regeneron Pharmaceuticals, Inc. (Nasdaq: REGN) announced today positive preliminary results from an ongoing phase 1 open-label, dose-escalation study of the Vascular Endothelial Growth Factor (VEGF) Trap administered intravenously to patients with advanced cancers. Results of the study were presented by Dr. Jakob Dupont, a medical oncologist at Memorial Sloan-Kettering Cancer Center, at the 2005 American Society of Oncology (ASCO) Annual Meeting. Coauthors of this presentation include investigators from Vanderbilt-Ingram Cancer Center, Regeneron, and the sanofi-aventis Group. Regeneron and the sanofi-aventis Group are collaborating in the development and commercialization of the VEGF Trap in Oncology and announced last week the initiation of a safety and tolerability study of the VEGF Trap in combination with oxaliplatin/5-fluorouracil/leucovorin (FOLFOX4) in patients with advanced solid tumors.

“The preliminary results of this study reinforce our belief that the VEGF Trap has the potential to become an important drug in the treatment of cancer,” noted Dr. Jesse Cedarbaum, Regeneron’s Vice President Clinical Affairs. “We are looking forward to advancing our clinical program.”

Objectives and Study Design
The study presented at this year’s ASCO meeting was designed to examine the safety, pharmacokinetics, biological activity, and preliminary efficacy of the VEGF Trap when administered intravenously every two weeks to patients with advanced solid tumors. A total of 27 patients have been enrolled and treated at one of five dose levels to date in this ongoing study. The most common types of cancer these patients had were ovarian, kidney, and colon cancers.

Safety
The VEGF Trap was generally well tolerated at the dose levels evaluated. The most common adverse events that arose during treatment were fatigue, pain, and constipation. The majority of adverse events encountered were generally mild to moderate in severity and occasional severe toxicities such as hypertension, a common side effect for the class of drugs that block VEGF, have been manageable and reversible. No anti-VEGF Trap antibodies have been detected, and the maximum tolerated dose has not yet been reached.

Biological Activity
Preliminary analyses of tumor blood flow and volume by dynamic contrast-enhanced Magnetic Resonance Imaging (MRI) scans have suggested that the VEGF Trap rapidly induces a tumor vascular response. Consistent with pharmacologic measurements of VEGF Trap levels, this observation supports the conclusion that an active dose range has been reached.

Preliminary Efficacy
Preliminary efficacy analysis showed evidence of tumor size reduction and prolonged stable disease in some patients after VEGF Trap treatment as a single-agent. One patient achieved a partial response with disappearance of ascites, two patients had minor responses, and one patient has maintained stable disease for over 11 months to date.

About the VEGF Trap
The VEGF Trap is a fully human soluble VEGF receptor fusion protein with a unique mechanism of action. It is a potent angiogenesis inhibitor, which binds VEGF-A more tightly than monoclonal antibodies. It blocks all VEGF-A isoforms plus placental growth factor (PIGF), another angiogenic growth factor that appears to play a role in tumor angiogenesis. The VEGF Trap has a relatively long half-life of approximately two weeks. Other anti-VEGF drugs have been approved for certain cancer indications and neovascular age-related macular degeneration.

About Regeneron Pharmaceuticals
Regeneron is a biopharmaceutical company that discovers, develops, and intends to commercialize therapeutic medicines for the treatment of serious medical conditions. Regeneron has therapeutic candidates in clinical trials for the potential treatment of cancer, eye diseases, inflammatory diseases, and asthma, and has preclinical programs in other diseases and disorders.

This news release discusses historical information and includes forward-looking statements about Regeneron and its products, programs, finances, and business, all of which involve a number of risks and uncertainties, such as risks associated with preclinical and clinical development of drugs and biologics, determinations by regulatory and administrative governmental authorities, competitive factors, technological developments, the availability and cost of capital, the costs of developing, producing, and selling products, the potential for any collaboration agreement to be canceled or to terminate without any product success, and other material risks. A more complete description of these risks can be found in Regeneron’s filings with the United States Securities and Exchange Commission (SEC), including its Form 10-K for the year ended December 31, 2004 and the Form 10-Q dated March 31, 2005. Regeneron does not undertake any obligation to update publicly any forward-looking statement, whether as a result of new information, future events, or otherwise unless required by law.

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Contact Information:
Investors:	Media:
Charles Poole	Lauren Tortorete
Vice President, Investor Relations	Media Relations
(914) 345-7640	(212) 845-5609
charles.poole@regeneron.com	ltortorete@biosector2.com

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